Tanger Factory Outlet Centers, Inc.

News Release

For Release:     IMMEDIATE RELEASE
Contact:      Frank C. Marchisello, Jr.
        (336) 834-6834

Tanger Outlets Founder, Stanley K. Tanger Retires as Chairman of the Board

Greensboro, NC, August 7, 2009.  Tanger Factory Outlet Centers, Inc. (NYSE:SKT) today announced that Stanley K. Tanger has notified the Company that, effective September 1, 2009, he will retire as an employee of the Company and resign as Chairman of the Board.  Pursuant to Mr. Tanger’s employment agreement, as agreed upon by the Company and Mr. Tanger, he will receive a cash severance amount of $ 3.4 million.  Additionally, the Board has approved, upon his retirement, the vesting of 216,000 of the Company’s common shares granted to Mr. Tanger pursuant to the Company’s Amended and Restated Incentive Award Plan which, under the terms of the initial grant, were not yet fully vested.  The Company’s Board of Directors currently expects to name a new Chairman prior to the effective date of Mr. Tanger’s retirement.  Mr. Tanger will continue to serve as a member of the Company’s Board of Directors.

Mr. Tanger stated, “This Company began as a sole proprietorship in 1981 with an outlet center in Burlington, North Carolina.  In 1993, at the time of initial public offering of the Company’s shares, the Company had 17 centers.  Now, we have centers in 21 states and a strong, resilient company which I believe is capable of delivering growth and profitability.  I am proud of our employees and their dedication to providing value for our tenants and our shareholders.  I have enjoyed every step of the way.  It has been an honor to be associated with those employees and to serve our shareholders.  I am confident in the Company’s future.”

Jack Africk, lead director of the Company’s Board of Directors said, “As an industry pioneer and founder of the Company, Stanley Tanger has over 27 years of service at Tanger Outlets, including the past 15 years as a NYSE company. His in-depth knowledge of Tanger and the outlet industry, along with his bold, charismatic leadership style, allowed him to lead the Company to outstanding and consistent returns throughout his tenure.”

Solely as a result of the severance payment and restricted share vesting, the Company has updated it 2009 FFO guidance to $2.54 to $2.60 per diluted share from $2.79 to $2.85 per diluted share and its net income guidance to $1.27 to $1.33 from $1.52 to $1.58 per diluted share.  The Company’s earnings estimates do not include the impact of any potential gains on the sale of land parcels or the impact of any potential sales or acquisitions of properties.

Tanger Factory Outlet Centers, Inc.(NYSE:SKT), a fully integrated, self-administered and self-managed publicly traded REIT, presently owns and operates 31 outlet centers in 21 states coast to coast, totaling approximately 9.2 million square feet of gross leasable area.  Tanger also operates two outlet centers containing approximately 950,000 square feet.  For more information on Tanger Outlet Centers, visit the company’s web site at www.tangeroutlet.com.

Estimates of future net income per share and FFO per share are by definition, and certain other matters discussed in this press release regarding our re-merchandising strategy, the renewal and re-tenanting of space, tenant sales and sales trends, interest rates, funds from operations and coverage of the current dividend may be forward-looking statements within the meaning of the federal securities laws.  These forward-looking statements are subject to risks and uncertainties.  Actual results could differ materially from those projected due to various factors including, but not limited to, the risks associated with general economic and local real estate conditions, the company’s ability to meet its obligations on existing indebtedness or refinance existing indebtedness on favorable terms, the availability and cost of capital, the company’s ability to lease its properties, the company’s inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, and competition.  For a more detailed discussion of the factors that affect our operating results, interested parties should review the Tanger Factory Outlet Centers, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2008.